Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

KEY ENERGY SERVICES, INC.

It is hereby certified that:

1: The name of the corporation (hereinafter called the “Corporation”) is Key Energy Services, Inc.

2: The Articles of Conversion of the Corporation were filed with the Department of Assessments and Taxation of the State of Maryland on December 15, 2016, and the Certificate of Conversion of the Corporation was filed with the Secretary of State of the State of Delaware on December 15, 2016.

3: The original Articles of Incorporation of the Corporation were filed with the State Department of Assessments and Taxation of the State of Maryland on April 22, 1977.

4: The provision for making this Certificate of Incorporation is contained in the Joint Prepackaged Plan of Reorganization of Key Energy Services, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”), as filed with the United States Bankruptcy Court for the District of Delaware on October 24, 2016, the Findings of Fact, Conclusions of Law and Order Confirming the Plan, as entered by the United States Bankruptcy Court for the District of Delaware on December 6, 2016, and the Plan having become effective on December 15, 2016 (the “Effective Date”).

5: Pursuant to the General Corporation Law of the State of Delaware (as from time to time amended, the “DGCL”), the Certificate of Incorporation of the Corporation hereby reads as follows:

SECTION 1. The name of the Corporation is Key Energy Services, Inc.

SECTION 2. The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

SECTION 3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

SECTION 4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 110,000,000 shares, of which 100,000,000 shares of the par value of $0.01 per share shall be designated as shares of Common Stock (“Common Stock”) and 10,000,000 shares of the par value of $0.01 per share shall be designated as shares of Preferred Stock (“Preferred Stock”). The Corporation shall not issue any non-voting equity securities.

Shares of Preferred Stock may be issued in one or more series from time to time by the board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(a) the distinctive serial designation of such series which shall distinguish it from other series;

(b) the number of shares included in such series;

(c) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(d) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(e) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(f) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(g) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(h) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

(i) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights; and

(j) any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the DGCL.

Unless otherwise provided in the certificate of designations or the resolution or resolutions of the board of directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock.

Except as otherwise required by the DGCL or provided in the resolution or resolutions of the board of directors or a duly authorized committee thereof or other document establishing the terms of a series of Preferred Stock (including this Certificate of

Incorporation or any certificate of designation relating to any series of Preferred Stock), no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of the Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted, and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

SECTION 5. The Corporation hereby authorizes and designates a series of Preferred Stock, which shall have the voting powers and other rights, and qualifications, limitations and restrictions thereof, as follows:

(a) Designation. The distinctive serial designation of such series is “Series A Preferred Stock” (the “Series A Preferred Stock”).

(b) Number of Shares. The number of shares of Series A Preferred Stock shall be one. If such share of Series A Preferred Stock is redeemed or otherwise acquired by the Corporation, it shall be cancelled and revert to authorized but unissued shares of Preferred Stock undesignated as to series.

(c) Dividends. Series A Preferred Stock shall not accrue any dividends.

(d) Redemption. Series A Preferred Stock shall be redeemed and cancelled automatically at no cost without any action by the Corporation upon the earliest to occur of any of the following:

(i) Platinum (as defined below) beneficially owns less than any of the following: (i) 91.803% of the number of shares of Common Stock of the Corporation that were held by Platinum on the Effective Date (it being understood that such number was 9,800,630 shares), solely as a result of Platinum selling such shares, (ii) 42.5% of the issued and outstanding shares of Common Stock (excluding shares issued pursuant to the 2016 Equity and Cash Incentive Plan adopted by the Corporation on December 15, 2016) at any time, provided that such percentage shall be adjusted downward to no less than 40% to the extent the Corporation issues shares of Common Stock for the purpose of satisfying the market capitalization requirements of the New York Stock Exchange (the “NYSE”) or NASDAQ Global Select Market (“NASDAQ”) in order to obtain a listing thereon, or (iii) 38.5% of the issued and outstanding shares of Common Stock at any time;

(ii) the second anniversary of the Effective Date, if the Common Stock of the Corporation has not been Listed prior thereto; or

(iii) there occurs any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, including a sale of all or substantially all of the assets of the Corporation.

“Control”, when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” has a correlative meaning.

“Controlled Affiliate” means an affiliate (as such term is used in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) Controlled, directly or indirectly, by Platinum.

“Listed” means registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, and listed on either the NYSE or the NASDAQ.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“Platinum” means Platinum Equity Advisors, LLC and its Controlled Affiliates, managed funds and/or accounts.

(e) Voting Rights.

(i) Following the Initial Board Term (as defined below), the holder of the share of Series A Preferred Stock, voting as a separate class, shall be entitled to nominate and elect between five (5) and seven (7) directors, as provided in Section 2.3(a) of the by-laws of the Corporation (as in effect from time to time, the “By-laws”), at each meeting or for purposes of each consent of the Corporation’s stockholders for the election of directors.

(ii) The Corporation shall not amend or repeal any provision of this Certificate of Incorporation so as to adversely affect the rights, preferences or privileges of the Series A Preferred Stock without the written consent or affirmative vote of the holder of the share of Series A Preferred Stock.

(f) Economic Rights; Liquidation Preference. The Series A Preferred Stock shall not be entitled to any economic rights in the Corporation and shall not be entitled to any liquidation preference or to participate in any dividends paid by the Corporation.

(g) Transfers. Series A Preferred Stock may not be sold, transferred, assigned or otherwise disposed of except to a Person set forth in the definition of “Platinum”. Any attempted sale, transfer, assignment or other disposition in violation of this provision shall be void.

SECTION 6. The name and mailing address of the incorporator is Katherine I. Hargis, 1301 McKinney, Suite 1800, Houston, Texas 77010. The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation.

SECTION 7. The persons serving as the initial directors of the Corporation (the “Initial Directors”), their position and the party designating such Initial Director are as set forth below:

Name	Position	Designation	Designating Party	Initial Number of Votes

Robert Drummond	CEO Director	Designated Platinum Director	Platinum	1

Jacob Kotzubei	Super Voting Director	Designated Platinum Director	Platinum	2

Philip Norment	Super Voting Director	Designated Platinum Director	Platinum	2

Bryan Kelln	Super Voting Director	Designated Platinum Director	Platinum	2

Mary Ann Sigler	Director	Designated Platinum Director	Platinum	1

Scott D. Vogel	Director	Designated Other Director	Other Backstop Parties	1

Sherman K. Edmiston III	Director	Designated Other Director	Other Backstop Parties	1

H.H. Tripp Wommack, III	Independent Director	NA	Platinum	1

Steven H. Pruett	Independent Director	NA	Other Backstop Parties	1

C. Christopher Gaut	Independent Director	NA	Mutually Agreed by Platinum and the Other Backstop Parties	1

“Other Backstop Parties” means the parties (other than Platinum and the Corporation) to the Backstop Commitment Agreement, dated September 21, 2016.

The mailing address of the Initial Directors is c/o Key Energy Services, Inc., 1301 McKinney, Suite 1800, Houston, Texas 77010.

SECTION 8. The Initial Directors shall serve a term commencing on the Effective Date and concluding upon the election and qualification of such Initial Directors’

successors at the first annual meeting of stockholders occurring not earlier than the second anniversary of the Effective Date to be held in accordance with Section 1.1 of the By-laws (the “Initial Board Term”).

SECTION 9. Stockholders of the Corporation are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders.

SECTION 10.

(a) At each meeting of the board of directors or any committee thereof, on each matter submitted to the board of directors or such committee, except as provided in Section 10(b), Section 10(c) or Section 10(d) of this Certificate of Incorporation, (i) during the Initial Board Term until the Series A Preferred Stock is no longer outstanding, three (3) of the directors designated by Platinum as the holder of the Series A Preferred Stock may be designated by it as Super Voting Directors, and (ii) following the Initial Board Term until the Series A Preferred Stock is no longer outstanding, two (2) of the directors designated by Platinum as the holder of Series A Preferred Stock may be designated by it as Super Voting Directors. “Super Voting Director” shall mean a director who has two (2) votes, rather than one (1) vote.

(b) Notwithstanding Section 10(a) of this Certificate of Incorporation, so long as the Series A Preferred Stock is outstanding and has not been redeemed pursuant to Section 5(d) of this Certificate of Incorporation, at the election of the holder of the Series A Preferred Stock, the Board size may be increased by up to a number of additional directors equal to the number of Platinum Directors (as defined below) that may then be designated as Super Voting Directors by the holder of the Series A Preferred Stock pursuant to Section 10(a) of this Certificate of Incorporation, with such resulting vacancies filled by the holder of the Series A Preferred Stock. Each additional Platinum Director filling such vacancies shall serve until the expiration of the then-current term of the other directors, or until his or her earlier resignation or removal. Each additional Platinum Director appointed pursuant to this Section 10(b) shall have one (1) vote, and for each additional Platinum Director appointed pursuant to this Section 10(b), the voting power of one (1) Super

Voting Director (designated by the holder of the Series A Preferred Stock) shall decrease to one (1) vote. Concurrently with the appointment of any such additional Platinum Director pursuant to this Section 10(b), and as a condition to such additional Platinum Director being qualified and taking office as a director, the holder of the Series A Preferred Stock shall irrevocably designate which Super Voting Director will cease to be a Super Voting Director and instead have one (1) vote. As used in this Certificate of Incorporation, “Platinum Director” means any director who is designated or nominated for election to the Board solely by Platinum, including as holder of the Series A Preferred Stock, pursuant to the By-laws.

(c) Notwithstanding Section 10(a) of this Certificate of Incorporation, during the Initial Board Term, if there is no CEO Director (as defined below) for any reason, including due to a removal, the Board size shall decrease by one (1) director and until a CEO Director is appointed to the Board, the voting power of one (1) of the Super Voting Directors (as promptly designated by the holder of the Series A Preferred Stock, or if the holder of the Series A Preferred Stock fails to promptly designate, the Super Voting Director designated by the Designated Other Directors or their successors) shall decrease to one (1) vote; provided, however, that if there is no Super Voting Director at such time pursuant to Section 10(b), the Board size shall further decrease by one (1) director, and accordingly one (1) Platinum Director who is not an Independent Director (as designated by the holder of the Series A Preferred Stock, or if the holder of the Series A Preferred Stock fails to promptly designate, the Platinum Director designated by the Designated Other Directors or their successors) will resign from the Board. In the event that any such Platinum Director fails to resign as required by the immediately preceding sentence, the voting power of such additional Platinum Director shall decrease to zero (0) votes. As used in this Certificate of Incorporation, “CEO Director” means a director of the Corporation who is also the Chief Executive Officer.

(d) Notwithstanding Section 10(a) of this Certificate of Incorporation, after the Initial Board Term, effective upon the automatic redemption and cancellation of the Series A Preferred Stock pursuant to Section 5(d)(i), 5(d)(ii) or

5(d)(iii) of this Certificate of Incorporation, the voting power of the Super Voting Directors shall decrease to one (1) vote each and any additional Platinum Directors previously appointed by the holder of the Series A Preferred Stock pursuant to Section 10(b) shall immediately resign from the Board, with such resignation to be effective immediately. In the event that any such Platinum Director fails to resign as required by the immediately preceding sentence, the voting power of each such additional Platinum Director shall decrease to zero (0) votes.

SECTION 11.

(a) Except as set forth in Section 4.1(c)(7) of the By-laws or this Section 11, the board of directors shall have power without the consent or vote of the stockholders to alter, amend, or repeal the By-laws of the Corporation.

(b) Until the later of the end of the Initial Board Term and the time the Common Stock is Listed, in addition to any other vote required by applicable law, this Certificate of Incorporation or the By-laws, (i) Section 5, Section 8, Section 10 and this Section 11 of this Certificate of Incorporation may not be amended, including by merger, consolidation or otherwise (except pursuant to the terms of a Permitted Transaction (as defined below)), (ii) Section 1.11, Sections 2.1-2.9, Section 2.12, Article III and Article IV of the By-laws may not be amended, including by merger, consolidation or otherwise (except pursuant to the terms of a Permitted Transaction), and (iii) neither this Certificate of Incorporation nor the By-laws may be amended, including by merger, consolidation or otherwise (except pursuant to the terms of a Permitted Transaction), to include any provision inconsistent with the sections referred to in clause (i) or (ii), in the case of each of clause (i), (ii) and (iii), to the extent such amendment would be (x) disproportionately favorable to Platinum, its rights under such sections or the rights of any Platinum Director or (y) adverse in any way to the stockholders of the Corporation other than Platinum (the “Non-Platinum Holders”), their rights under such sections or the rights of any directors (or their successors) initially designated by the Other Backstop Parties, without the affirmative vote of a majority of all outstanding shares of Common Stock held by the Non-Platinum

Holders. As used in this Certificate of Incorporation, “Permitted Transaction” means any fundamental transaction involving a sale of the Corporation (including any consolidation, reorganization, merger or sale of all or substantially all of the assets of the Corporation) that (i) is effected pursuant to the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., (ii) reflects an implied equity value of the Corporation of greater than $700 million or (iii) is approved by the Board in accordance with Section 4.1(c)(1) of the By-laws.

(c) From and after the later of the end of the Initial Board Term and the date the Common Stock is Listed, and until the first annual meeting of stockholders to occur after (x) Platinum beneficially owns less than 12.5% of the issued and outstanding shares of Common Stock and (y) such time that no more than two (2) Platinum Directors are on the Board, in addition to any other vote required by applicable law, this Certificate of Incorporation or the By-laws, (i) Section 5, Section 8, Section 10 and this Section 11 of this Certificate of Incorporation may not be amended, including by merger, consolidation or otherwise (except pursuant to the terms of a Permitted Transaction), (ii) Sections 2.1-2.9 and Section 2.12, Section 4.1(a), Section 4.1(b)(i)-(iii), Section 4.2, and Section 4.3 of the By-laws may not be amended, including by merger, consolidation or otherwise (except pursuant to the terms of a Permitted Transaction), and (iii) neither this Certificate of Incorporation nor the By-laws may be amended, including by merger, consolidation or otherwise (except pursuant to the terms of a Permitted Transaction), to include any provision inconsistent with the sections referred to in clause (i) or (ii), in the case of each of clause (i), (ii) and (iii), to the extent such amendment would be (x) disproportionately favorable to Platinum, its rights under such sections or the rights of any Platinum Director or (y) adverse in any way to the Non-Platinum Holders, their rights under such sections or the rights of any directors (or their successors) initially designated by the Other Backstop Parties, without the affirmative vote of a majority of all outstanding shares of Common Stock held by the Non-Platinum Holders; provided, however, that any such amendment to the By-laws will not require such vote of the Non-Platinum Holders if such amendment is approved by the Board in accordance with Section 4.1 of the By-laws.

SECTION 12. The Corporation shall indemnify each director to the fullest extent permitted by Delaware law (as it presently exists or may hereafter be amended but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to such amendment). Expenses reasonably incurred by a director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized by law.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction for which the director derived any improper personal benefit.

If the DGCL is amended after the filing of this Certificate of Incorporation of which this Section 12 is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of this Section 12 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

[signature page follows]

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Incorporation to be executed by its duly authorized officer this 15th day of December, 2016.

KEY ENERGY SERVICES, INC.

By:	/s/ Katherine I. Hargis
	Name:	Katherine I. Hargis
	Title:	Vice President, Chief Legal Officer and Secretary